                                                                    Exhibit 12.1

ALCAN ALUMINIUM LIMITED
COMPUTATION OF EARNINGS TO FIXED CHARGES
CANADIAN GAAP
(IN MILLIONS OF US DOLLARS)

                                                                           1998       1997      1996         1995      1994
                                                                           ----       ----      ----         ----      ----
CONSOLIDATED NET INCOME (LOSS) BEFORE
EXTRAORDINARY ITEM                                                         399        468       410           543       96
Less:    Equity income of less than 50%
         owned companies                                                   (48)       (33)      (10)           (3)     (34)
Plus:    Dividends received from less than
         50% owned companies                                                 5          6        11             9       21
Plus:    Minority interest of subsidiaries that
         have fixed charges                                                 (4)         4         1            (4)       3

Subtotal                                                                   448        511       432           551      154

Fixed Charges:
Amount representative of interest factor in
 rentals                                                                    28         23        27            31       31
Amount representative of interest factor in
 rentals, 50% owned companies                                                0          0         0             0        0
Interest expense - net                                                      92        101       125           204      219
Interest expense, 50% owned companies                                        0          0         0             0        1
Capitalized interest                                                        15          2         0             2       16
Capitalized interest, 50% owned companies                                    0          0         0             0        0

TOTAL FIXED CHARGES                                          [A]           135        126       152           237      267

Less:    Capitalized interest                                               15          2         0             2       16
Fixed charges added to income/(loss)                                       120        124       152           235      251
Plus:    Amortization of capitalized interest                               15         16        20            21       18
Income taxes                                                               210        248       212           326      112

EARNINGS BEFORE FIXED CHARGES AND INCOME
  TAXES                                                      [B]           793        899       816         1,133      535

RATIO OF EARNINGS TO FIXED CHARGES                        {[B]/[A]}       5.87       7.13      5.37          4.78     2.00